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Exhibit 23.6

April 1, 2013

Independence Bancshares, Inc.
500 East Washington Street
Greenville, South Carolina 29601
Attn: Gordon A. Baird, CEO

Re: Consent to be Named in Registration Statement

Ladies and Gentlemen:

I hereby consent to be named as a proposed director in the Registration Statement on Form S-1 of Independence Bancshares, Inc. (Reg. No. 333-186476), including any and all amendments and post-effective amendments thereto and any related registration statement filed under Rule 462(b), and in the accompanying prospectus forming a part thereof.

Sincerely,

/s/ Robert B. Willumstad Robert B. Willumstad